Exhibit 3.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "SOURCE FINANCIAL, INC . " , FILED IN THIS OFFICE ON THE SIXTH DAY OF JULY, A . D .. 2016, AT 10:38 O' CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

2164821 8100	Authentication: 202616546
SR# 20164787568	Date: 07-07-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:38 AM 07/06/2016 FILED 10:38 AM 07/06/2016 SR 20164787568 - File Number 2164821

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS OF

SERIES C CONVERTIBLE PREFERRED STOCK

Source Financial, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (the “Board”) on June 30, 2016, in accordance with the provisions of its Certificate of Incorporation (as amended, the “Certificate of Incorporation”) and bylaws. The authorized series of the Corporation’s previously-authorized preferred stock shall have the following preferences, privileges, powers and restrictions thereof, as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation and bylaws of the Corporation, the Board hereby authorizes a series of the Corporation’s previously authorized preferred stock (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I.	NAME OF THE CORPORATION

Source Financial, Inc.

II.	DESIGNATION AND AMOUNT; DIVIDENDS

A. Designation. The designation of said series of preferred stock shall be Series C Convertible Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”).

B. Number of Shares. The number of shares of Series C Preferred Stock authorized shall be four thousand five hundred (4,500) shares. Each share of Series C Preferred Stock shall have a stated value equal to $0.01 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the “Series C Stated Value”).

C. Dividends. The Corporation’s Board shall not declare a dividend payable to holders of any class of stock other than Series C Preferred Stock until the Corporation shall have declared and paid dividends to the holders of Series C Preferred Stock equal in aggregate to the Series C Stated Value of the outstanding shares of Series C Preferred Stock.

III.	Liquidation Rights

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, on parity with the holders Common Stock (as defined herein), assets of the Corporation available for distribution to the holders of capital stock of the Corporation. The Series C Preferred Stock shall not have any priority or preference with respect to any distribution of any of the assets of the Corporation. Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Corporation’s assets will be considered a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Article III.

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IV.	CONVERSION

A. Conversion Procedure. Subject to and in compliance with the provisions of this Article IV, any shares of Series C Preferred Stock may, at the option of the holder, be converted into fully paid and non-assessable shares of Common Stock. The holder of a share of Series C Preferred Stock may exercise its conversion right by giving a written conversion notice (the “Conversion Notice”) (x) by email or facsimile to the Corporation confirmed by a telephone call or (y) by overnight delivery service, with a copy by email or facsimile to the Corporation’s transfer agent for its Common Stock, as designated by the Corporation from time to time (the “Transfer Agent”) and to its counsel, as designated by the Corporation from time to time. If such conversion will result in the conversion of all of such holder’s Series C Preferred Stock, the holder shall also surrender the certificate for the Series C Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

B. Conversion Ratio. The number of shares of Common Stock to which a holder of Series C Preferred Stock shall be entitled upon a Conversion shall equal to (x) the number of shares of Series C Preferred Stock recited in the Conversion Notice multiple by (y) 1,531.80 (the “Conversion Rate”). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon any conversion.

C. Issuance of Certificates; Time Conversion Effected. Conversion shall be deemed to have been effected, and the “Conversion Date” shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice. The rights of the holder of the Series C Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Promptly, but in no event more than three (3) Trading Days, after the Conversion Date and surrender of the Series C Preferred Stock certificate (if required), the Corporation shall issue and deliver, or the Corporation shall cause to be issued and delivered, to the holder, registered in such name or names as the holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Series C Preferred Stock has been converted. In the alternative, if the Corporation’s Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with The Depository Trust Corporation. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered holder shall be subject to compliance with all applicable federal and state securities laws.

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D. Limitation. Notwithstanding anything to the contrary contained herein or elsewhere, no holder of Series C Preferred Stock may exercise its conversion rights hereof unless the Company has sufficient number of authorized unissued shares of common stock to provide for the issuance of all shares of common stock required upon conversion of the Series C Preferred Stock.

V.	RANK

All shares of the Series C Preferred Stock shall rank (i) senior to the Corporation’s common stock, par value $0.001 per share (“Common Stock”), and any other class or series of capital stock of the Corporation hereafter created, except as otherwise provided in clauses (ii) and (iii) of this Article V, (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the Series C Preferred Stock and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series C Preferred Stock, in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

VI.	VOTING RIGHTS

Each one (1) share of Series C Preferred Stock shall entitle the holder thereof, on all matters submitted to a vote of the stockholders of the Corporation, to that number of votes as shall be equal to the aggregate number of shares of Common Stock into which such holder’s shares of Series C Preferred Stock are convertible on the record date for the stockholder action without taking into account potential conversions of any other convertible securities issued by the Corporation.

VII.	PROTECTION PROVISIONS

So long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without first obtaining the unanimous written consent of the holders of Series C Preferred Stock, alter or change the rights, preferences or privileges of the Series C Preferred so as to affect adversely the holders of Series C Preferred Stock.

Should any holder of Series C Preferred Stock cease to be an officer or director of the Company at any time and for any reason, such holders’ Series C Preferred Stock shall be immediately cancelled.

VIII.	MISCELLANEOUS

A. Status of Redeemed Stock. In case any shares of Series C Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of preferred stock, and shall no longer be designated as Series C Preferred Stock.

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B. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates.

C. Waiver. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series C Preferred granted hereunder may be waived as to all shares of Series C Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the Series C Preferred Stock.

D. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Article.

If to the Corporation:

Source Financial, Inc.

867 Boylston Street, 5th Floor

Boston, MA 02116

Attention: Edward C. DeFeudis

Telephone: (424) 322-2201

If to the holders of Series C Preferred Stock, to the address listed in the Corporation’s books and records.

[-Signature page follows-]

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IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 30th day of June, 2016.

SOURCE FINANCIAL, INC.

By:	/s/ Edward C. DeFeudis
Name:	Edward C. DeFeudis
Title:	Chief Executive Officer

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